EXHIBIT 10.2

Bank of America

PROMISSORY NOTE

$1,400,000.00	May 21, 2024

1. FOR VALUE RECEIVED the undersigned (the "Borrower") unconditionally promises to pay to the order of BANK OF AMERICA, N.A. ("Bank") without setoff at Bank of America, N.A., Doc Retention Center, Gateway Village-900 Building, NC1-026-06-06, 900 W. Trade Street, Charlotte, NC 28255, the principal sum of One Million Four Hundred Thousand and 00/100 Dollars ($1,400,000.00) together with interest on the outstanding principal balance of this Note, at the rate provided herein. All advances under this Note shall be in accordance with the terms and conditions set forth in that certain Loan Agreement of even date herewith together with all amendments, modifications and extensions thereof (collectively the "Loan Agreement"), which Loan Agreement is executed in connection with the extension of the indebtedness hereunder. This Note is subject to the terms and conditions of the Loan Agreement provided, however, the Loan Agreement is expressly NOT incorporated herein pursuant to Section 201.08(6), Florida Statutes and Rules 12B-4.052(6)(b) and (12)(h), Florida Administrative Code. Capitalized terms used but not defined in this Note shall have the meaning given to them in the Loan Agreement. This Note is the "Note", as defined in the Loan Agreement.

2. Upon default under this Note or the Loan Agreement, which remains uncured after any applicable notice and/or cure period, Bank shall have the right to pursue all rights and remedies available to the Bank at law or in equity including, but not limited to, those set forth in this Note and the Loan Agreement.

3. Borrower agrees to promptly pay, indemnify and hold harmless Bank from all state and federal taxes of any kind and other liabilities with respect to or resulting from the execution or delivery of this Note or advances made pursuant to this Note and/or the Loan Agreement.

4. This Note shall be construed under the laws of the State of Florida and the laws of the United States as the same may be applicable.

5. Interest shall accrue on the outstanding principal balance of this Note as follows:

(a) Interest shall accrue on the outstanding principal balance of this Note at the rate of Six and 39/100 percent (6.39%) per annum.

(b) Except as otherwise stated in this Note all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Note shall continue to bear interest until paid.

(c) Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Note, all amounts outstanding hereunder, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is six percentage points (6.0%) higher than the rate of interest otherwise provided under this Note. This may result in the compounding of interest.

6. The Borrower shall pay all principal and interest under this Note as follows:

(a) The Borrower shall pay installments of principal and interest in the amount of $10,444.14 on the first day of each month, commencing on July 1, 2024, and continuing on the same day of each calendar month thereafter, through May 1, 2034.

(b) The Borrower shall pay all remaining outstanding principal hereunder, together with all then accrued and unpaid interest, on May 31, 2034.

ALL FLORIDA DOCUMENTARY STAMP TAXES AND NON-RECURRING INTANGIBLE PERSONAL PROPERTY TAXES DUE HEREON ARE BEING PAID UPON THE RECORDATION OF THE MORTGAGE SECURING THIS NOTE IN THE OFFICIAL PUBLIC RECORDS OF ORANGE COUNTY, FLORIDA.

7. Prepayments.

(a) Borrower may prepay the credit in full or in part at any time. The prepayment will be applied to the most remote payment of principal due under this Agreement. Each prepayment, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and, if the prepayment is made prior to the expiration of the Fixed Rate Term with respect to any principal amount that accrues interest at a fixed rate, a prepayment fee calculated by the Bank. The prepayment fee will be equal to the present value of the difference, if positive, between (i) the sum of the interest payments that would have accrued through the end of the Fixed Rate Term on each prepaid installment of principal at a fixed interest rate for such installment equal to the Original Funding Rate, as if the prepayment had not been made, less (ii) the sum of the interest payments that would have accrued on each prepaid installment of principal at a fixed interest rate for such installment equal to the Reinvestment Rate, as if the prepayment had not been made.

(b) The following definitions will apply to the calculation of the prepayment fee: (i) "Fixed Rate Term" means the full term of the credit during which the interest rate was fixed on the principal amount prepaid, (ii) "Original Funding Rate" means with respect to any prepaid installment of principal, the Swap Rate on the date the interest rate was fixed by the Bank on the principal amount prepaid for a term corresponding to a period of time equal to the Fixed Rate Term, interpolated, if necessary, (iii) "Reinvestment Rate" means with respect to any prepaid installment of principal, the Swap Rate on the date the prepayment fee is calculated by the Bank for a term corresponding to the period of time remaining until such principal installment was scheduled to be made, interpolated, if necessary, and (iv) "Swap Rate" means, as of any date, the offered U.S. Dollar interest rate swap rate for a fixed rate payer determined by the Bank on such date by reference to the Bloomberg service or such other similar data source then used by the Bank for determining such rate.

8. Notwithstanding any other provision contained in this Note, Bank does not intend to charge, and Borrower shall not be required to pay, any amount of interest or other fees or charges that is in excess of the maximum permitted by applicable law. Any payment in excess of such maximum shall be refunded to Borrower or credited against principal, at the option of Bank. It is the express intent hereof that Borrower not pay and Bank not receive, directly or indirectly, interest in excess of that which may be lawfully paid under applicable law including the usury laws in force in the State of Florida.

SOLITRON DEVICES, INC., a Delaware corporation

By:	s/ Mark Matson
Name:	Mark W. Matson
Title:	Chief Executive Officer

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